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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We consent to the incorporation by reference in the Registration Statement (Form S-1 No. 333-00000) of Radio Unica Communications Corp. and related prospectus, for the registration of 1,140,000 shares of its common stock, of our report dated June 12, 1998, with respect to the financial statements of 13 Radio Corporation, and February 24, 1999, except for the second paragraph of Note 2, as to which the date is September 16, 1999, with respect to the consolidated financial statements and schedules of Radio Unica Communications Corp. included in the Registration Statement (Form S-1 No. 333-82561) and related prospectus of Radio Unica Communications Corp. dated October 15, 1999 filed with the Securities and Exchange Commission.

                                          Ernst & Young LLP

Miami, Florida
October 14, 1999